UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2011

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 L Street, NW, Washington, DC	20005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 2, 2011, 1331 L Street Holdings, LLC (“Holdings”), a wholly owned subsidiary of CoStar Group, Inc. (“CoStar”), and GLL L-Street 1331, LLC (“GLL”), an affiliate of Munich-based GLL Real Estate Partners GmbH, entered into a Purchase and Sale Agreement (the “Sale Agreement”) pursuant to which (i) Holdings will sell to GLL all of its interest in a 10 story, 169,429 square-foot LEED Gold certified office building located at 1331 L Street, NW (the “Building”), in downtown Washington, DC, to GLL and (ii) CoStar Realty Information, Inc. (“CoStar Realty”), a wholly owned subsidiary of CoStar, will enter into a lease with GLL to lease back a majority of the office space located at the Building, where its corporate headquarters is currently located and is expected to remain.  The aggregate consideration to be paid by GLL to Holdings pursuant to the Sale Agreement is $101,000,000 in cash, up to $15,000,000 of which will be withheld for additional build out and planned tenant improvements at the Building.  The closing of the sale is expected to take place before the end of February 2011, subject to closing conditions and deliveries, including without limitation negotiation of construction contracts for common area improvements within the Building and customary closing conditions.

Pursuant to and upon closing of the Sale Agreement, CoStar Realty will enter into a 15-year lease, with two five-year extension options, with GLL for 149,514 square feet of office space at the Building (the “Lease”), which Lease will be effective as of June 1, 2010 and expire May 31, 2025.  The initial base rent will be $38.50 per square foot of occupied space, escalating 2.5% per year commencing June 1, 2011.  CoStar’s occupied space under the Lease will consist of the entire rented premises as of June 1, 2011.  The effective date of the Lease will be the date as of which CoStar Realty commenced occupation of the space, June 1, 2010.

The Sale Agreement and Lease do not affect CoStar's fourth quarter of 2010 or full year of 2010 results. The sale leaseback will likely be accounted for as an operating lease and will result in additional rent expense in 2011. The 2011 expense impact is expected to be approximately $4.5 to $5.0 million which CoStar will discuss in greater detail on its upcoming earnings conference call scheduled for February 24, 2011 at 11 a.m. EST.

Pursuant to the Sale Agreement, CoStar has agreed to guarantee timely payment and performance of Holdings’ liabilities and obligations under the Sale Agreement.  Further, pursuant to the Lease, CoStar will agree to guarantee payment and performance of CoStar Realty’s obligations under the Lease pursuant to a guaranty agreement to be executed upon execution of the Lease.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: February 3, 2011	/s/ Brian J. Radecki

Name: Brian J. Radecki
Title: Chief Financial Officer